EXHIBIT 99.1

FOR IMMEDIATE RELEASE

TETRA TECHNOLOGIES, INC.
ANNOUNCES THIRD QUARTER 2014 RESULTS
AND UPDATES 2014 EARNINGS GUIDANCE

The Woodlands, Texas (November 7, 2014) - TETRA Technologies, Inc. (TETRA or the Company) (NYSE:TTI) today announced third quarter 2014 results from continuing operations attributable to TETRA stockholders of a net loss of $(0.13) per share compared to earnings of $0.15 per share reported in the third quarter of 2013. These third quarter 2014 results include a pretax loss by the Maritech segment of $(23.0) million and pretax charges of $13.9 million primarily related to transaction costs that aggregate to a net loss after tax of approximately $0.25 per share. These results compare to a pretax loss by the Maritech segment of $(15.4) million that equates to a net loss after tax of approximately $(0.13) per share in the third quarter of 2013.

In addition, the Company announced that it is reducing its earnings guidance for the 2014 fiscal year to a range of $0.23 to $0.28 per fully diluted share, excluding the impact of the Maritech segment, transaction costs, and unusual items, primarily due to ongoing market challenges in the Offshore Services segment. Taking into account results for the first three quarters of 2014, this provides an earnings guidance range of $0.05 to $0.10 per fully diluted share for the fourth quarter, excluding the impact of Maritech, transaction costs and unusual items. Reconciliations of the earnings guidance to revised earnings guidance excluding Maritech, transaction costs, and unusual items is included at the end of this press release.

Highlights of the 2014 third quarter include:

•	successful completion of the acquisition of Compressor Systems, Inc. (CSI) on August 4, 2014, facilitated by Compressco Partners raising of over $1 billion in new capital;

•	a post-acquisition performance from the Compression Division that was consistent with our internal performance expectations, and is anticipated to remain in-line with those expectations going forward;

•	significant sequential improvement in profitability in the Production Testing Division, driven by both U.S. and international activity; and

•	a continued strong performance in a majority of the Fluids Division’s core businesses, including its Gulf of Mexico, onshore U.S., chemical, and international operations.

During the third quarter, on August 4, 2014, the Company’s Compressco segment successfully completed the acquisition of CSI. Accordingly, beginning with financial results reported for the third quarter of 2014, the Company has modified its reporting structure to reflect the significantly increased size of its compression services operations. Financial results discussed herein and in future periods will continue to be reported for five operating segments that are now grouped into four divisions: Fluids Division, Production Testing Division, Compression Division, and Offshore Division, which consists of the Offshore Services and Maritech segments. Certain previously reported financial information has been reclassified to conform to the current year period’s presentation. The impact of such reclassifications was not significant to the prior year period’s overall presentation. The CSI acquisition is expected to increase cash distributions from Compressco Partners, L.P. to TETRA, including expected payments to the general partner of Compressco Partners, L.P. pursuant to its incentive distribution rights, in spite of the Company’s aggregate interest in Compressco Partners being reduced from approximately 82% to approximately 44% as a result of the newly issued equity of Compressco Partners.

Consolidated revenues for the quarter ended September 30, 2014 were $306.4 million versus $254.3 million in the third quarter of 2013. Total gross profit was $34.7 million in the third quarter of 2014 versus $47.4 million in the third quarter of 2013. Net income (loss) was a loss of $(12.5) million in the third quarter of 2014 versus income of $12.9 million in the comparable period of 2013. Net income (loss) attributable to TETRA stockholders was a loss of $(10.5) million in 2014's third quarter versus income of $12.1 million in 2013's third quarter. The foregoing results include the impact of the Maritech segment. As discussed below, management believes that it is helpful to an understanding of the Company's business going forward to present financial results excluding the impact of Maritech. Such results, reconciled to the nearest GAAP financial measures, are included at the end of this press release.

Consolidated results per share attributable to TETRA stockholders for the third quarter of 2014 were a net loss of $(0.13) with 78.7 million weighted average common shares outstanding versus $0.15 with 79.0 million weighted average common diluted shares outstanding in the third quarter of 2013. As of September 30, 2014, total debt was $940.2 million and cash was $36.2 million.

Divisional pretax earnings (loss) from continuing operations in the third quarter of 2014 versus the third quarter of 2013 were as follows:

	3Q 2014	3Q 2013
	(In Millions)
Fluids Division	$16.5	$20.9
Production Testing Division	3.4	2.8
Compression Division (A)	(6.5)	5.4
Offshore Services	0.6	20.6
Maritech	(23.0)	(15.4)
(A) 3Q 2014 results for the Compression Division include $13.2 million of transaction costs related to the CSI acquisition and unusual items.

Additional financial data comparing the three and nine month periods ended September 30, 2014 to the corresponding prior year periods is available in the financial tables set forth below.

Stuart M. Brightman, TETRA's President and Chief Executive Officer, stated, “Our Fluids Division’s profitability decreased slightly in the third quarter compared to the second quarter of 2014 due to the typically better seasonal performance of the European chemicals business in the second quarter. However, activity for our Gulf of Mexico fluids business increased sequentially during the current year’s quarter despite continuing delays on certain projects in the Gulf of Mexico. The decrease in the Fluids Division’s overall profitability compared to the third quarter of 2013 is attributable to a lack of major projects in the current year period. Overall, we expect the Division’s fourth quarter results to be similar to the third quarter.

“The Production Testing Division’s results improved sequentially during the third quarter, as we had expected, and also reflected an improvement compared to the third quarter of 2013. This was driven by an improvement in our North American operations due to the cumulative impact of cost reductions, redeployment of assets to more favorable basins, and continued customer expansion. In addition, the Division’s international results improved sequentially in the third quarter. Revenues for the Production Testing Division increased 18% sequentially while profit before taxes as a percentage of revenue increased by 7.4% to 6.8% of revenue. We expect this positive trend in our U.S. and international markets to continue into the fourth quarter and beyond.

“Compressco Partners successfully closed the acquisition of CSI during the third quarter. In our first several months of ownership, we have been extremely pleased with the integration process and the positive response from our customer base and we remain confident in our ability to achieve the results we expected from this transaction. Results for the third quarter associated with the acquisition are consistent with our expectations. Included in the Compression Division’s results are transaction costs and unusual items of $13.2 million. Excluding these transaction costs and unusual items, the Compression Division’s results for the third quarter were $6.6 million in pretax earnings. Our Compression Division includes the results of Compressco Partners, L.P. and its general partner, which is a wholly-owned subsidiary of TETRA.

“Our Offshore Services segment performed significantly below our expectations during the third quarter. The primary reason for this shortfall was a significant reduction in market demand during the latter portion of the quarter for both P&A and diving projects. In addition, we saw increased competition across all of the segment’s businesses in the Gulf of Mexico. We have taken the necessary cost management actions, and we anticipate that this challenging environment will persist through the remainder of 2014. We do, however, anticipate that our customer base will revert to an improved activity level during 2015.

“Maritech completed several of its remaining abandonment and decommissioning projects during the third quarter. However, overall activity was lower than anticipated due to an increase in project scope on several wells following a reevaluation of work required. In addition to moving the remaining Maritech work into 2015, our estimate of the cost of the incremental work required a significant increase in Maritech’s abandonment and decommissioning liabilities during the third quarter. During November, we plan to remove the platform associated with one of the remaining operated properties, and the remaining two properties will be addressed in 2015.”

As a result of Maritech's sale of essentially all of its oil and gas properties during 2011 and 2012, the Company believes it will be helpful to provide adjusted financial results that exclude the impact of Maritech. These results are intended to show TETRA's historical results of operations on a basis that is consistent with expected operations going forward. Set forth below in this press release under “Reconciliation of Non-GAAP Financial Measures” is a presentation of TETRA's consolidated free cash flow excluding Maritech, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, and consolidated income before taxes and discontinued operations excluding Maritech, all of which are non-GAAP financial measures that are reconciled to the nearest GAAP measures.

TETRA will host a conference call to discuss third quarter 2014 results today, November 7, 2014, at 10:30 am ET. Stuart M. Brightman, TETRA's President and Chief Executive Officer, and Elijio V. Serrano, TETRA's Chief Financial Officer, will host the call. The phone number for the call is 888/347-5303. The conference will also be available by live audio webcast and may be accessed through TETRA's website at www.tetratec.com.

TETRA is a geographically diversified oil and gas services company focused on completion fluids and associated products and services, water management, after-frac flow back, production well testing, offshore rig cooling, compression services and equipment, and selected offshore services, including well plugging and abandonment, decommissioning, and diving.

Forward Looking Statements

This press release includes certain statements that are deemed to be forward-looking statements. Generally, the use of words such as “may,” “expect,” “intend,” “estimate,” “projects,” “anticipate,” “believe,” “assume,” “could,” “should,” “plans,” “targets” or similar expressions that convey the uncertainty of future events, activities, expectations or outcomes identify forward-looking statements that the Company intends to be included within the safe harbor protections provided by the federal securities laws. These forward-looking statements include statements concerning expected results of operational business segments for 2014, anticipated benefits from Compressco Partners following the CSI acquisition, including increases in cash distributions per unit, projections concerning the Company's business activities, financial guidance, estimated earnings, earnings per share, and statements regarding the Company's beliefs, expectations, plans, goals, future events and performance, and other statements that are not purely historical. These forward-looking statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of risks and uncertainties, many of which are beyond the control of the Company, including the ability of Compressco Partners to successfully integrate the operations of CSI and recognize the anticipated benefits of the acquisition. Investors are cautioned that any such statements are not guarantees of future performances or results and that actual results or developments may differ materially from those projected in the forward-looking statements. Some of the factors that could affect actual results are described in the section titled “Risk Factors” contained in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, as well as other risks identified from time to time in its reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.

Financial Data (unaudited)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In Thousands)
Revenues	$306,371	$254,303	$761,717	$683,963
Gross profit	34,744	47,442	95,069	116,851

General and administrative expense	37,099	31,776	102,789	99,032
Interest expense, net	9,878	4,207	19,193	12,585
Other (income) expense	12,594	(7,243)	11,091	(12,284)
Income before taxes and discontinued operations	(24,827)	18,702	(38,004)	17,518
Provision (benefit) for income taxes	(12,360)	5,848	(17,897)	5,072
Net income (loss)	(12,467)	12,854	(20,107)	12,446
Net (income) attributable to noncontrolling interest	1,930	(744)	179	(1,964)
Net income (loss) attributable to TETRA stockholders	$(10,537)	$12,110	$(19,928)	$10,482

Basic per share information:
Net income (loss) attributable to TETRA stockholders	$(0.13)	$0.16	$(0.25)	$0.13
Weighted average shares outstanding	78,683	78,030	78,506	77,867

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.13)	$0.15	$(0.25)	$0.13
Weighted average shares outstanding	78,683	78,963	78,506	78,719

Depreciation and amortization	$33,234	$20,751	$78,281	$60,498

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In Thousands)
Revenues by segment:
Fluids Division	$105,296	$99,615	$327,091	$293,881
Production Testing Division	50,177	47,380	136,192	149,420
Compression Division	95,897	29,767	157,676	88,573
Offshore Division
Offshore Services	61,505	86,435	153,076	188,539
Maritech	1,042	1,349	3,965	4,193
Intersegment eliminations	(6,332)	(9,951)	(13,053)	(39,738)
Offshore Division total	56,215	77,833	143,988	152,994
Eliminations and other	(1,214)	(292)	(3,230)	(905)
Total revenues	$306,371	$254,303	$761,717	$683,963

Gross profit (loss) by segment:
Fluids Division	$25,981	$28,682	$76,645	$78,902
Production Testing Division	8,194	5,794	14,569	23,684
Compression Division	19,871	10,201	40,921	27,380
Offshore Division
Offshore Services	3,833	23,829	3,629	35,426
Maritech	(22,743)	(20,483)	(39,227)	(46,800)
Intersegment eliminations	—	—	—	—
Offshore Division total	(18,910)	3,346	(35,598)	(11,374)
Corporate overhead and eliminations	(392)	(581)	(1,468)	(1,741)
Total gross profit	$34,744	$47,442	$95,069	$116,851

Income (loss) before taxes by segment:
Fluids Division	$16,541	$20,851	$52,077	$55,703
Production Testing Division	3,426	2,807	379	13,422
Compression Division	(6,562)	5,447	4,102	13,833
Offshore Division
Offshore Services	601	20,579	(5,538)	25,064
Maritech	(22,969)	(15,428)	(40,206)	(44,079)
Intersegment eliminations		—		—
Offshore Division total	(22,368)	5,151	(45,744)	(19,015)
Corporate overhead and eliminations	(15,864)	(15,554)	(48,818)	(46,425)
Total income (loss) before taxes	$(24,827)	$18,702	$(38,004)	$17,518

	September 30, 2014	December 31, 2013
	(In Thousands)
Balance Sheet:
Cash (excluding restricted cash)	$36,215	$38,754
Accounts receivable, net	233,827	180,659
Inventories	177,149	100,792
Other current assets	52,379	53,734
PP&E, net	1,151,828	572,616
Other assets	542,841	259,978
Total assets	$2,194,239	$1,206,533

Current portion of decommissioning liabilities	$42,531	$38,700
Other current liabilities	327,323	134,326
Long-term debt	849,881	387,727
Long-term portion of decommissioning liabilities	12,256	12,204
Other long-term liabilities	32,041	36,078
Equity	930,207	597,498
Total liabilities and equity	$2,194,239	$1,206,533

Long-Term Debt

TETRA Technologies Inc. and its subsidiaries, excluding Compressco Partners, L.P. and its subsidiaries, are obligated under a bank credit agreement and senior notes, neither of which are obligations of Compressco Partners, L.P. and its subsidiaries. Compressco Partners, L.P. and its subsidiaries are obligated under a separate bank credit agreement and senior notes, neither of which are obligations of TETRA and its other subsidiaries.

	September 30, 2014	December 31, 2013
	(In Thousands)

TETRA
Bank revolving line of credit facility	$125,000	$52,768
TETRA Senior Notes at various interest rates	305,000	305,000
Other debt	288	89
TETRA Total debt	430,288	357,857
Less current portion	(90,288)	(89)
TETRA Total long-term debt	$340,000	$357,768

Compressco Partners
Compressco Partners bank credit facility	$165,000	$29,959
Compressco Partners 7.25% Senior Notes	344,881	—
Compressco Partners total long-term debt	509,881	29,959
Consolidated total long-term debt	$849,881	$387,727

Reconciliation of Non-GAAP Financial Measures

This press release refers to net debt, consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, consolidated income before taxes excluding Maritech, transaction costs and unusual items, diluted per share information excluding Maritech, transaction costs and unusual items, adjusted third quarter 2014 income before taxes for the Compression Division, and earnings guidance excluding the impact of Maritech, transaction costs and unusual items, all of which are financial measures not derived in accordance with generally accepted accounting principles, or “GAAP.”

As a supplement to financial results prepared in accordance with GAAP, the Company has provided the following tables, which contain results excluding the impact of Maritech. The tables also include reconciliations of consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, consolidated income before taxes excluding Maritech, transaction costs and unusual items, and net income per diluted share excluding Maritech, transaction costs and unusual items to the appropriate GAAP financial measures. The Company's management views these non-GAAP financial measures as appropriate measures to evaluate its results of operations following the sales of Maritech oil and gas producing properties that occurred during 2011 and 2012. These non-GAAP financial measures may not be comparable to similarly titled measures used by other companies and should not be used as a substitute for revenues, gross profit, income before taxes, earnings per share or other measures of financial performance presented in accordance with GAAP. Reconciliations of consolidated revenues excluding Maritech, consolidated gross profit excluding Maritech, consolidated income before taxes excluding Maritech, transaction costs and unusual items, and net income per diluted share excluding Maritech, transaction costs and unusual items for the three and nine month periods ended September 30, 2014 and September 30, 2013 are provided below.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(In Thousands, Except Per Share Amounts)

Consolidated revenues	$306,371	$254,303	$761,717	$683,963
Less: Maritech revenues	(1,042)	(1,349)	(3,965)	(4,193)
Consolidated revenues excluding Maritech	$305,329	$252,954	$757,752	$679,770

Consolidated gross profit	$34,744	$47,442	$95,069	$116,851
Less: Maritech gross loss	22,743	20,483	39,227	46,800
Consolidated gross profit excluding Maritech	$57,487	$67,925	$134,296	$163,651

Consolidated income (loss) before taxes	$(24,827)	$18,702	$(38,004)	$17,518
Less: Maritech loss before taxes	22,969	15,428	40,206	44,079
Less: transaction costs and unusual items	13,948	—	18,536	2,000
Consolidated income before taxes excluding Maritech	$12,090	$34,130	$20,738	$63,597

Diluted per share information:
Net income (loss) attributable to TETRA stockholders	$(0.13)	$0.15	$(0.25)	$0.13
Loss for Maritech	0.19	0.13	0.33	0.37
Transaction costs and unusual items	0.06	0.00	0.10	0.02
Net income attributable to TETRA stockholders excluding Maritech	$0.12	$0.28	$0.18	$0.52

The Company’s management views the presentation of the Compression Division’s results excluding transaction costs and other unusual items to be an appropriate measure to evaluate the Division’s results of operations for the period covered. The following table reconciles Compression Division income (loss) before taxes to adjusted income before taxes for the three month period ended September 30, 2014:

Three Months Ended
September 30, 2014
(In Thousands)
Income (loss) before tax provision	$(6,562)
Transaction costs and unusual items	13,204
Adjusted income before taxes	$6,642

The following table sets forth earnings per fully diluted share for the first three quarters of 2014, earnings guidance for the fourth quarter of 2014, and revised earnings guidance of the fiscal year 2014, and reconciles such amounts to results and guidance excluding the impact of Maritech, transaction costs, and unusual items.

	Results Through September 30, 2014	Earnings Guidance, Q4 2014	Revised Earnings Guidance, Fiscal Year 2014
Earnings per fully diluted share, as reported	$(0.25)	$ 0.04 - 0.09	$ (0.16) - (0.21)
Loss for Maritech	0.33	0.01	0.34
Transaction costs and unusual items	0.10	—	0.10
Adjusted per share earnings excluding Maritech, transaction costs and unusual items	$0.18	$ 0.05 - 0.10	$ 0.23 - 0.28

The following reconciliation of net debt is also presented as a supplement to financial results prepared in accordance with GAAP. The Company defines net debt as the sum of long-term and short-term debt on its consolidated balance sheet, less cash, excluding restricted cash on the consolidated balance sheet and excluding the debt and cash of Compressco Partners, L.P. Management views net debt as a measure of TETRA's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities. A reconciliation of long-term debt to net debt as of September 30, 2014 and December 31, 2013 is provided below.

	September 30, 2014	December 31, 2013
	(In Thousands)
Net Debt:
Long-term debt, including current portion, excluding Compressco Partners' debt	$430,288	$357,857
Less: cash, excluding Compressco Partners' cash	(15,068)	(29,277)
Net debt	$415,220	$328,580

These reconciliations are not a substitute for financial information prepared in accordance with GAAP and should be considered within the context of the complete financial results for the given period.

Contact:
TETRA Technologies, Inc., The Woodlands, Texas
Stuart M. Brightman, 281/367-1983
Fax: 281/364-4346
www.tetratec.com